Exhibit 99.1

ELDORADO RESORTS REPORTS THIRD QUARTER NET REVENUE OF $444.9 MILLION, OPERATING INCOME OF $78.9 MILLION AND ADJUSTED EBITDA OF $112.1 MILLION

Reno, Nev. (November 2, 2017) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the third quarter ended September 30, 2017.

			Total Net Revenue
($ in thousands, except per share data)			Three Months Ended
			September 30,
	2017	2017 Pre- Acquisition	2017 Total	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$132,775	$—	$132,775	$89,676	$33,324	$123,000	7.9%
Midwest	103,510	—	103,510	—	106,294	106,294	(2.6)%
South	81,696	—	81,696	33,984	58,381	92,365	(11.6)%
East	126,720	—	126,720	117,905	9,750	127,655	(0.7)%
Corporate and Other	173	—	173	—	25	25	592.0%

Total Net Revenue	$444,874	$—	$444,874	$241,565	$207,774	$449,339	(1.0)%

			Operating Income
($ in thousands, except per share data)			Three Months Ended September 30,
	2017	2017 Pre- Acquisition	2017 Total	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$32,556	$—	$32,556	$15,606	$7,160	$22,766	43.0%
Midwest	24,261	—	24,261	—	22,536	22,536	7.7%
South	11,293	—	11,293	6,703	7,378	14,081	(19.8)%
East	21,140	—	21,140	15,102	(917)	14,185	49.0%
Corporate and Other	(10,326)	—	(10,326)	(9,302)	(8,115)	(17,417)	(40.7)%

Total Operating Income	$78,924	$—	$78,924	$28,109	$28,042	$56,151	40.6%

			Adjusted EBITDA
($ in thousands, except per share data)			Three Months Ended
			September 30,
	2017	2017 Pre- Acquisition	2017 Total	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$40,379	$—	$40,379	$20,611	$9,402	$30,013	34.5%
Midwest	32,447	—	32,447	—	31,683	31,683	2.4%
South	17,602	—	17,602	8,676	11,668	20,344	(13.5)%
East	27,902	—	27,902	24,142	(223)	23,919	16.7%
Corporate and Other	(6,267)	—	(6,267)	(3,709)	(5,788)	(9,497)	(34.0)%

Total Adjusted EBITDA (4)	$112,063	$—	$112,063	$49,720	$46,742	$96,462	16.2%

Net Income			$29,554			$9,682

Basic EPS			$0.38			$0.21

Diluted EPS			$0.38			$0.20

($ in thousands, except per share data)			Total Net Revenue Nine Months Ended September 30,
	2017	2017 Pre- Acquisition(1)	2017 Total(2)	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$293,528	$43,414	$336,942	$246,608	$97,083	$343,691	(2.0)%
Midwest	171,015	142,237	313,252	—	313,443	313,443	(0.1)%
South	183,425	92,002	275,427	100,514	196,012	296,526	(7.1)%
East	352,644	11,717	364,361	339,324	27,474	366,798	(0.7)%
Corporate and Other	366	226	592	—	55	55	976.4%

Total Net Revenue	$1,000,978	$289,596	$1,290,574	$686,446	$634,067	$1,320,513	(2.3)%

($ in thousands, except per share data)			Operating Income Nine Months Ended September 30,
	2017	2017 Pre- Acquisition(1)	2017 Total(2)	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$50,507	$9,525	$60,032	$34,825	$20,269	$55,094	9.0%
Midwest	39,669	34,819	74,488	—	65,403	65,403	13.9%
South	28,280	19,165	47,445	18,746	33,557	52,303	(9.3)%
East	54,333	(1,072)	53,261	43,767	(3,460)	40,307	32.1%
Corporate and Other	(111,834)	(8,811)	(120,645)	(21,312)	(23,635)	(44,947)	168.4%

Total Operating Income	$60,955	$53,626	$114,581	$76,026	$92,134	$168,160	(31.9)%

($ in thousands, except per share data)			Adjusted EBITDA Nine Months Ended September 30,
	2017	2017 Pre- Acquisition(1)	2017 Total(2)	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$69,765	$13,231	$82,996	$50,519	$26,829	$77,348	7.3%
Midwest	52,916	46,856	99,772	—	94,319	94,319	5.8%
South	41,227	24,918	66,145	24,579	46,151	70,730	(6.5)%
East	78,519	(120)	78,399	71,087	(599)	70,488	11.2%
Corporate and Other	(16,988)	(5,996)	(22,984)	(11,476)	(17,784)	(29,260)	(21.4)%

Total Adjusted EBITDA (4)	$225,439	$78,889	$304,328	$134,709	$148,916	$283,625	7.3%

Net (Loss) Income			$(15,754)			$23,842

Basic EPS			$(0.25)			$0.51

Diluted EPS			$(0.25)			$0.50

(1)	Figures are for Isle of Capri Casinos, Inc. (“Isle”) for the four months ended April 30, 2017, the day before ERI acquired Isle on May 1, 2017. ERI reports its financial results on a calendar fiscal year. Prior to the Company’s acquisition of Isle, Isle’s fiscal year typically ended on the last Sunday in April. Isle’s fiscal 2017 and 2016 were 52-week years, which commenced on April 25, 2016 and April 27, 2015, respectively. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to ERI’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(2)	Total figures for 2016 and 2017 include combined results of operations for Isle and ERI for periods preceding the date that ERI acquired Isle. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(3)	Figures are for Isle for the three and nine months ended September 30, 2016. Such figures were prepared by the Company to reflect Isles’ unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to ERI’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(4)	Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Eldorado’s record third quarter results exhibit the potential that we envisioned when we announced the acquisition of Isle of Capri a little over a year ago. Third quarter Adjusted EBITDA rose 16.2% year over year to $112.1 million despite a 1% net revenue decline that was partially attributable to the impact of two separate hurricanes,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado. “Our growth continues to be broad-based across the portfolio as Adjusted EBITDA improved at 12 of our 19 properties. As a result, our third quarter property Adjusted EBITDA margin increased 300 basis points year over year to 26.6% while our consolidated Adjusted EBITDA margin rose 370 basis points to 25.2%.

“Our implementation of best practice operating strategies across the portfolio continued to drive margin expansion as we continue to identify additional refinements to our marketing and promotional spend and streamline our food and beverage operations, while also reducing corporate expense, which declined over 30% compared to last year. We also continue to make significant progress on our synergy plan following our acquisition of Isle of Capri earlier this year as we achieved our target of $35 million of annual synergies within four months of closing the transaction.

“Eldorado has established a track record of success in growing operations through acquisitions by identifying and executing synergy opportunities, implementing our proven operating model focused on providing best-in-class guest service and market-leading amenities and investing in return-focused amenity upgrades, where appropriate, to grow property results. Work completed to date on our $50 million Reno Tri-Properties improvement program includes upgrades to approximately 600 rooms at Circus Circus and 153 rooms at Eldorado Reno, a new Starbucks café added at Eldorado Reno in the third quarter, a new poker room and Canter’s Deli at Silver Legacy and a range of amenity upgrades at Circus Circus including a variety of new food and beverage offerings. These facility enhancements have created a more integrated experience across the Reno Tri-Properties while offering unique guest experiences at each property, which is helping drive higher gaming revenue and increases in room rate and occupancy, all of which contributed to the more than 34% Adjusted EBITDA growth in our West region in the third quarter.

“We believe that we are well positioned for further growth as we benefit from scale that can mitigate property-specific challenges, our continued successful integration of the Isle of Capri properties, additional opportunities to realize synergies, and higher guest satisfaction and improved traffic at our properties following return-focused facility upgrades. We operate in a number of markets that are growing and we are applying operational discipline in our efforts to drive EBITDA even in low or no growth markets.”

Balance Sheet and Liquidity

At September 30, 2017, Eldorado had $134.9 million in cash and cash equivalents and $21.3 million in restricted cash. In September, the Company completed a $500 million add-on offering to its outstanding 6% senior notes due 2025, the proceeds of which were used to repay all of the outstanding borrowings under its revolving credit facility and to repay a portion of the outstanding borrowings under the Company’s term loan facility and related accrued interest. As a result, outstanding indebtedness at September 30, 2017 totaled $2.3 billion, with no amounts outstanding on the Company’s revolving credit facility. Capital expenditures in the third quarter and first nine months of 2017 totaled $23.4 million and $53.2 million, respectively. The Company expects 2017 full-year capital expenditures of approximately $80 million, with $27 million allocated to project cap-ex and the remaining $53 million for maintenance cap-ex.

“We continue to focus on extracting synergies following the May acquisition of Isle of Capri, and we achieved our target of $35 million in annual synergies in only four months,” said Tom Reeg, President and Chief Financial Officer. “Our expanded scale and success in expanding property-level margins is resulting in significant EBITDA growth which, combined with lower interest expense and modest capital expenditures, is driving higher free cash flow, allowing us to continue to reduce leverage while providing us the financial flexibility and capacity to seek additional acquisition opportunities.”

On August 22, 2016, Isle entered into an agreement to sell Lake Charles for aggregate consideration of $134.5 million, subject to certain adjustments. The transaction remains subject to Louisiana Gaming Control Board approval and other customary closing conditions and, if obtained, the transaction is expected to be completed by December 31, 2017. The Company intends to allocate all of the net proceeds from the sale to debt reduction. The operations of Lake Charles have been classified as discontinued operations and as assets held for sale for all periods presented.

Summary of 2017 Third Quarter Region Results

Reflecting the completion on May 1 of the Company’s acquisition of Isle of Capri, Eldorado reports results in four regions. The reporting format is consistent with changes the Company has made in its management reporting structure.

West Region (Reno Tri-Properties, Isle Casino Hotel Black Hawk and Lady Luck Casino Black Hawk)

Net revenue for the West Region properties for the quarter ended September 30, 2017 increased approximately 7.9% to $132.8 million compared to $123.0 million in the prior-year period, while operating income rose to $32.6 million from $22.8 million in the year-ago quarter. Adjusted EBITDA increased 34.5% to $40.4 million reflecting an Adjusted EBITDA margin of 30.4% compared to Adjusted EBITDA of $30.0 million on an Adjusted EBITDA margin of 24.4% in the prior-year period. Adjusted EBITDA increased year over year at the Reno Tri-Properties and at both Isle Black Hawk and Lady Luck Black Hawk with the combined Adjusted EBITDA margin for the Black Hawk properties exceeding 30% in the third quarter of 2017.

Midwest Region (Isle Casino Waterloo, Isle Casino Bettendorf, Isle of Capri Casino Boonville, Isle Casino Cape Girardeau, Lady Luck Casino Caruthersville and Isle of Capri Casino Kansas City)

Net revenue for the Midwest Region properties for the quarter ended September 30, 2017 decreased approximately 2.6% to $103.5 million compared to $106.3 million in the prior-year period, while operating income rose to $24.3 million from $22.5 million in the year-ago quarter. Adjusted EBITDA rose approximately 2.4% to $32.4 million as the Adjusted EBITDA margin for the segment rose 150 basis points to 31.3%. Adjusted EBITDA increased year over year at four of the six Midwest Region properties and was essentially flat at one property. Adjusted EBITDA for the Midwest Region in the prior-year period was $31.7 million reflecting an Adjusted EBITDA margin of 29.8%.

South Region (Isle Casino Racing Pompano Park, Eldorado Shreveport, Isle of Capri Casino Lula and Lady Luck Casino Vicksburg)

Net revenue for the South Region properties for the quarter ended September 30, 2017 declined approximately 11.6% to $81.7 million compared to $92.4 million in the prior-year period, inclusive of an impact of approximately $2.1 million related to Hurricane Irma. Operating income of $11.3 million compared to $14.1 million in the year-ago quarter and Adjusted EBITDA declined 13.5% to $17.6 million compared to Adjusted EBITDA of $20.3 million in the prior-year period. Hurricane Irma impacted the South region properties’ Adjusted EBITDA by approximately $1.5 million and historically low table hold and Hurricane Harvey impacted Adjusted EBITDA at Eldorado Shreveport. As a result, Adjusted EBITDA margin for the region declined 50 basis points to 21.5%.

East Region (Presque Isle Downs and Casino, Lady Luck Casino Nemacolin, Eldorado Scioto Downs Racino and Mountaineer Casino, Racetrack and Resort)

Net revenue for the East Region properties for the quarter ended September 30, 2017 declined approximately 0.7% to $126.7 million compared to $127.7 million in the prior-year period, while operating income grew to $21.1 million from $14.2 million in the year-ago quarter. Despite the modest revenue decline, Adjusted EBITDA for the East Region rose 16.7% to $27.9 million compared to Adjusted EBITDA of $23.9 million in the prior-year period as the East region’s Adjusted EBITDA margin improved 330 basis points to 22.0%. All four of the East region’s properties delivered double digit year-over-year Adjusted EBITDA growth, including the eleventh consecutive quarter of Adjusted EBITDA growth for Eldorado Scioto Downs and the third consecutive quarter of double digit growth at Mountaineer Casino, Racetrack & Resort which continues to benefit from the Company’s initiatives to improve amenities and right-size operating expenses to match current visitation and revenue volumes.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, transaction expenses, S-1 expenses, severance expenses and other, which includes equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property, and other regulatory gaming assessments, including the impact of the change in regulatory reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Third Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 719/325-2408, conference ID 7971486 (domestic and international callers). Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates nineteen properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 20,000 slot machines and VLTs, more than 550 table games and over 6,500 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,”

“will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: Eldorado’s ability to promptly and effectively integrate the business of Eldorado and Isle and realize synergies resulting from the combined operations; our substantial indebtedness and the impact of such obligations on our operations and liquidity; competition; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; and other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Thomas Reeg	Joseph N. Jaffoni, Richard Land
President and Chief Financial Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUES:
Casino	$367,930	$184,604	$825,833	$532,141
Pari-mutuel commissions	5,162	3,527	9,945	7,104
Food and beverage	56,356	38,029	132,307	108,735
Hotel	38,536	28,001	85,473	73,843
Other	15,052	12,095	35,196	33,994

	483,036	266,256	1,088,754	755,817
Less-promotional allowances	(38,162)	(24,691)	(87,776)	(69,371)

Net operating revenues	444,874	241,565	1,000,978	686,446

EXPENSES:
Casino	184,790	103,272	428,543	299,908
Pari-mutuel commissions	4,601	3,506	9,793	7,761
Food and beverage	26,457	21,046	66,711	61,557
Hotel	10,138	7,956	24,767	23,064
Other	7,792	7,298	18,689	19,990
Marketing and promotions	24,634	11,323	54,845	30,664
General and administrative	68,585	34,094	155,778	98,129
Corporate	7,718	4,426	21,734	15,684
Depreciation and amortization	29,122	15,810	69,635	47,597

Total operating expenses	363,837	208,731	850,495	604,354
GAIN (LOSS) ON SALE OF ASSET OR DISPOSAL OF PROPERTY	4	25	(51)	(740)
ACQUISITION CHARGES	(2,094)	(4,750)	(89,172)	(5,326)
EQUITY IN LOSS OF UNCONSOLIDATED AFFILIATE	(23)	—	(305)	—

OPERATING INCOME	78,924	28,109	60,955	76,026

OTHER EXPENSE:
Interest expense, net	(29,183)	(12,589)	(69,380)	(38,375)
Loss on early retirement of debt, net	(10,030)	—	(37,347)	(155)

Total other expense	(39,213)	(12,589)	(106,727)	(38,530)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	39,711	15,520	(45,772)	37,496
(PROVISION) BENEFIT FOR INCOME TAXES	(11,595)	(5,838)	27,625	(13,654)

INCOME (LOSS) FROM CONTINUING OPERATIONS	28,116	9,682	(18,147)	23,842
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	1,438	—	2,393	—

NET INCOME (LOSS)	$29,554	$9,682	$(15,754)	$23,842

Income (loss) per common share attributable to common stockholders - basic:
Income (loss) from continuing operations	$0.36	$0.21	$(0.28)	$0.51
Income from discontinued operations net of income taxes	0.02	—	0.03	—

Net income (loss) attributable to common stockholders	$0.38	$0.21	$(0.25)	$0.51

Income (loss) per common share attributable to common stockholders - diluted:
Income (loss) from continuing operations	$0.36	$0.20	$(0.28)	$0.50
Income from discontinued operations, net of income taxes	0.02	—	0.03	—

Net income (loss) attributable to common stockholders	$0.38	$0.20	$(0.25)	$0.50

Weighted Average Basic Shares Outstanding	76,902,070	47,193,120	63,821,705	47,106,706

Weighted Average Diluted Shares Outstanding	77,959,689	47,834,644	64,768,174	47,737,592

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended September 30, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (6)	Adjusted EBITDA
West	$32,556	$7,654	$67	$—	$59	$43	$40,379
Midwest	24,261	7,995	67	—	133	(9)	32,447
South	11,293	6,055	29	—	220	5	17,602
East	21,140	6,732	5	—	64	(39)	27,902
Corporate	(10,326)	686	1,207	2,094	—	72	(6,267)

Total	$78,924	$29,122	$1,375	$2,094	$476	$72	$112,063

	Three Months Ended September 30, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$15,606	$4,864	$—	$—	$153	$(12)	$20,611
Midwest	—	—	—	—	—	—	—
South	6,703	1,973	—	—	—	—	8,676
East	15,102	8,847	—	—	263	(70)	24,142
Corporate	(9,302)	126	717	4,750	—	—	(3,709)

Total Excluding Pre-Acquisition	$28,109	$15,810	$717	$4,750	$416	$(82)	$49,720

Pre-Acquisition (3):
West	$7,160	$2,236	$6	$—	$—	$—	$9,402
Midwest	22,536	10,058	41	—	—	(952)	31,683
South	7,378	4,269	21	—	—	—	11,668
East	(917)	694	—	—	—	—	(223)
Corporate	(8,115)	322	1,200	805	—	—	(5,788)

Total Pre-Acquisition	$28,042	$17,579	$1,268	$805	$—	$(952)	$46,742

Including Pre-Acquisition:
West	$22,766	$7,100	$6	$—	$153	$(12)	$30,013
Midwest	22,536	10,058	41	—	—	(952)	31,683
South	14,081	6,242	21	—	—	—	20,344
East	14,185	9,541	—	—	263	(70)	23,919
Corporate	(17,417)	448	1,917	5,555	—	—	(9,497)

Total Including Pre-Acquisition (2)	$56,151	$33,389	$1,985	$5,555	$416	$(1,034)	$96,462

	Nine Months Ended September 30, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$50,507	$18,868	$119	$—	$255	$16	$69,765
Midwest	39,669	12,961	153	—	135	(2)	52,916
South	28,280	12,649	70	—	223	5	41,227
East	54,333	23,885	9	—	86	206	78,519
Corporate	(111,834)	1,272	4,063	89,172	289	50	(16,988)

Total Excluding Pre-Acquisition	$60,955	$69,635	$4,414	$89,172	$988	$275	$225,439

Pre-Acquisition (1):
West	$9,525	$3,694	$8	$—	$—	$4	$13,231
Midwest	34,819	11,952	51	—	5	29	46,856
South	19,165	5,694	26	—	—	33	24,918
East	(1,072)	952	—	—	—	—	(120)
Corporate	(8,811)	371	1,631	286	549	(22)	(5,996)

Total Pre-Acquisition	$53,626	$22,663	$1,716	$286	$554	$44	$78,889

Including Pre-Acquisition:
West	$60,032	$22,562	$127	$—	$255	$20	$82,996
Midwest	74,488	24,913	204	—	140	27	99,772
South	47,445	18,343	96	—	223	38	66,145
East	53,261	24,837	9	—	86	206	78,399
Corporate	(120,645)	1,643	5,694	89,458	838	28	(22,984)

Total Including Pre-Acquisition (2)	$114,581	$92,298	$6,130	$89,458	$1,542	$319	$304,328

	Nine Months Ended September 30, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (5)	Severance Expense	Other (4)(6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$34,825	$15,373	$—	$—	$153	$168	$50,519
Midwest	—	—	—	—	—	—	—
South	18,746	5,883	—	—	—	(50)	24,579
East (4)	43,767	25,990	—	—	264	1,066	71,087
Corporate	(21,312)	351	2,749	5,324	1,461	(49)	(11,476)

Total Excluding Pre-Acquisition	$76,026	$47,597	$2,749	$5,324	$1,878	$1,135	$134,709

Pre-Acquisition (3):
West	$20,269	$6,528	$32	$—	$—	$—	$26,829
Midwest	65,403	29,034	129	—	—	(247)	94,319
South	33,557	12,525	69	—	—	—	46,151
East	(3,460)	2,861	—	—	—	—	(599)
Corporate	(23,635)	1,118	3,058	805	870	—	(17,784)

Total Pre-Acquisition	$92,134	$52,066	$3,288	$805	$870	$(247)	$148,916

Including Pre-Acquisition:
West	$55,094	$21,901	$32	$—	$153	$168	$77,348
Midwest	65,403	29,034	129	—	—	(247)	94,319
South	52,303	18,408	69	—	—	(50)	70,730
East (4)	40,307	28,851	—	—	264	1,066	70,488
Corporate	(44,947)	1,469	5,807	6,129	2,331	(49)	(29,260)

Total Including Pre-Acquisition (2)	$168,160	$99,663	$6,037	$6,129	$2,748	$888	$283,625

(1)	Figures for Isle are the four months ended April 30, 2017, the day before the Company acquired Isle on May 1, 2017. The Company reports its financial results on a calendar fiscal year. Prior to the Company’s acquisition of Isle, Isle’s fiscal year typically ended on the last Sunday in April. Isle’s fiscal 2017 and 2016 were 52-week years, which commenced on April 25, 2016 and April 27, 2015, respectively. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues and Adjusted EBITDA for periods corresponding to the Company’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(2)	Total figures for 2016 and 2017 include combined results of operations for Isle and the Company for periods preceding the date that the Company acquired Isle. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for proforma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(3)	Figures are for Isle for the three and nine months ended September 30, 2016. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to the Company’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(4)	Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for the nine months ended September 30, 2016.
(5)	Transaction expenses for the three and nine months ended September 30, 2017 represent acquisition costs related to the Isle Acquisition. Transaction expenses for the three and nine months ended September 30, 2016 represent acquisition costs related to the Reno Acquisition and includes a credit of $2.0 thousand related to S-1 offering costs.
(6)	Other is comprised of (gain) loss on the sale or disposal of property, equity in loss of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (4) above.